Exhibit 99.1

5151 San Felipe Street Suite 2500 Houston, Texas 77056

Columbia Pipeline Partners LP Reports Predecessor

Fourth Quarter and Full-Year 2014 Results

HOUSTON, Texas – February 18, 2015 – Columbia Pipeline Partners LP (NYSE: CPPL) (“CPPL”), a NiSource Inc. (NYSE: NI) company, today reported Predecessor fourth quarter and full-year 2014 results.

CPPL is a newly formed master limited partnership (“MLP”) that owns a 15.7 percent limited partner interest in CPG OpCo LP, which owns substantially all of the natural gas transmission, storage and midstream assets of NiSource’s Columbia Pipeline Group (the “Predecessor”) reportable segment.

“With the launch of Columbia Pipeline Partners, we’ve introduced a premier MLP that offers stable cash flows and visible long-term growth,” Robert C. Skaggs Jr., chairman and chief executive officer of Columbia Pipeline Partners said.

Columbia Pipeline Partners’ Predecessor

The financial results presented herein represent the financial results of CPPL’s Predecessor. The results are for periods prior to the initial public offering of CPPL, which closed on February 11, 2015.

These financial results include all revenues, costs, assets and liabilities attributed to the Predecessor after the elimination of all significant intercompany accounts and transactions. Future financial reporting will reflect the transactions related to the initial public offering, including the presentation of Columbia Energy Group’s ownership interest in CPG OpCo as a non-controlling interest.

Summary Financial Results

The Predecessor reported Adjusted EBITDA (non-GAAP) of $598.5 million for the twelve months ended December 31, 2014, compared to Adjusted EBITDA (non-GAAP) of $542.7 million for the same period in 2013.

On a GAAP basis, the Predecessor reported net income of $269.1 million for the twelve months ended December 31, 2014, compared to net income of $266.9 million for the same period in 2013.

Refer to Schedule 1 for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measures, Net Income and Net Cash Flows from Operating Activities. Complete financial information will be included in the Form 10-K filing with the U.S. Securities & Exchange Commission (SEC) later today.

	Columbia Pipeline Partners LP Predecessor Historical
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(in millions)
Operating Revenues	$340.4	$321.8	$1,346.9	$1,179.4
Operating Income	$133.2	$119.7	$488.7	$439.6
Net Income	$64.4	$71.7	$269.1	$266.9
Adjusted EBITDA	$160.6	$150.5	$598.5	$542.7

“Our Predecessor, Columbia Pipeline Group, delivered solid growth through a broad range of organic expansion and investment opportunities that are supported by long-term, fixed-fee contracts,” Skaggs said. “We expect this growth trajectory to accelerate as we execute on our inventory of in-progress and planned projects.”

Details of Columbia Pipeline Group’s growth projects, investment inventory and existing assets can be found in NiSource’s 2014 earnings release issued this morning, as well as in its Form 10-K, which will be filed with the SEC later today.

Full-Year 2014 Operating Results

The Predecessor reported net income of $269.1 million for the year ended December 31, 2014, compared with net income of $266.9 million for the prior year period.

Operating revenues, excluding the impact of trackers, increased by $79.1 million primarily due to higher demand margin revenue as a result of growth projects placed into service and new firm contracts. Additionally, there was an increase in operating revenues as a result of higher mineral rights royalty revenue.

Operating expenses, excluding the impact of trackers, increased by $40.7 million primarily due to higher employee and administrative costs, increased outside services costs, higher depreciation, a prior year gain on the sale of storage assets and increased property taxes. These increases were partially offset by gains on the conveyance of mineral interests and a decrease in software data conversion costs.

Equity earnings increased by $10.7 million primarily from increased earnings at Millennium Pipeline.

Other Income (Deductions) in 2014 reduced income by $53.2 million compared to a reduction in income of $20.3 million in 2013. The increase in deductions was primarily due to an increase in interest expense resulting from additional borrowings on the intercompany long-term note that originated on December 9, 2013, and a gain from insurance proceeds in 2013.

The effective income tax rates were 38.2 percent and 36.3 percent in 2014 and 2013, respectively. The effective income tax rate increased primarily due to AFUDC (Allowance for Funds Used During Construction) equity and consolidated state income tax benefits.

Fourth Quarter 2014 Operating Results

The Predecessor reported net income of $64.4 million for the quarter ended December 31, 2014, compared with net income of $71.7 million for the prior year period.

Operating revenues, excluding the impact of trackers, increased by $17.9 million primarily due to higher demand margin revenue as a result of growth projects placed into service and new firm contracts.

Operating expenses, excluding the impact of trackers, increased by $7.8 million primarily due to an increase in outside services costs, higher employee and administrative costs and increased depreciation. These increases were partially offset by gains on the conveyance of mineral interests.

Equity earnings increased by $3.4 million primarily from increased earnings at Millennium Pipeline.

Other Income (Deductions) in 2014 reduced income by $22.1 million compared to a reduction in income of $8.0 million in 2013. The increase in deductions was primarily due to an increase in interest expense resulting from additional borrowings on the intercompany long-term note that originated on December 9, 2013.

The effective income tax rates were 42.0 percent and 35.8 percent in 2014 and 2013, respectively. The effective income tax rate increased primarily due to AFUDC equity and consolidated state income tax benefits.

Initial Public Offering

On February 5, 2015, CPPL priced its initial public offering (IPO) of 46,811,398 million common units representing limited partner interests in the Partnership at $23.00 per common unit. In addition to the common units issued at closing, 7,021,709 common units were issued pursuant to the full exercise of the underwriters’ option to purchase additional common units at the initial public offering price. These common units began trading on the New York Stock Exchange on February 6, 2015 under the symbol “CPPL.”

The public owns an approximate 53.5 percent limited partner interest in the Partnership. Columbia Energy Group owns the remaining approximate 46.5 percent limited partner interest in the Partnership, the general partner of the Partnership and the Partnership’s incentive distribution rights.

Conference Call

Columbia Pipeline Partners LP and NiSource Inc. will host a joint analyst conference call today at 9:00 a.m. ET (8:00 a.m. CT). This conference call will be webcast live and archived for replay on the CPPL investor relations website at http://investors.columbiapipelinepartners.com.

A replay of the call will be available beginning at noon ET on February 18, through 11:59 p.m. ET on February 25. To access the recording, call (855) 859-2056 and enter conference ID 68466098. For international participants to hear the replay, please dial (404) 537-3406 and enter the same conference ID as above, 68466098. A recording of the call also will be archived on the Columbia Pipeline Partners website.

Non-GAAP Financial Measure

We have included the non-GAAP financial measure Adjusted EBITDA in this release. Adjusted EBITDA is defined as net income before interest expense, income taxes, and depreciation and amortization, plus distributions of earnings received from equity investees, less income from unconsolidated affiliates and other, net.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA are Net Income and Net Cash Flows from Operating Activities. Adjusted EBITDA should not be considered as an alternative to GAAP Net Income or Net Cash Flows from Operating Activities. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect Net Income and Net Cash Flows from Operating Activities. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP.

Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

About Columbia Pipeline Partners LP

Columbia Pipeline Partners LP, based in Houston, Texas, is a fee-based, growth-oriented master limited partnership formed to own, operate and develop a growing portfolio of natural gas pipelines, storage and related midstream assets.

CPPL’s business and operations are conducted through Columbia OpCo, which owns and operates substantially all of the natural gas transmission, storage and midstream assets of NiSource Inc.’s Columbia Pipeline Group unit. Columbia Pipeline Group operates approximately 15,000 miles of strategically located interstate pipelines extending from New York to the Gulf of Mexico, one of the nation’s largest underground natural gas storage systems, and a growing portfolio of related gathering and processing assets. The majority of its assets overlay the Marcellus and Utica Shale production areas. Additional information can be found at www.columbiapipelinepartners.com and www.columbiapipelinegroup.com. NI-F

Forward Looking Statements

This release may include “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts and that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will” and similar words. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control. All forward-looking statements speak only as of the date of this release. Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

This release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. The Partnership’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond the Partnership’s control. These factors include, but are not limited to, changes in general economic conditions; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; the demand for natural gas storage and transportation services; our ability to successfully implement our business plan; our ability to complete internal growth projects on time and on budget; the price and availability of debt and equity financing; the availability and price of natural gas to the consumer compared to the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; operating hazards and other risks incidental to transporting, storing and gathering natural gas; natural disasters, weather-related delays, casualty losses and other matters beyond our control; interest rates; labor relations; large customer defaults; changes in the availability and cost of capital; changes in tax status; the effects of existing and future laws and governmental regulations; and the effects of future litigation. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Registration Statement on Form S-1 and the prospectus relating to the initial public offering of the Partnership’s common units. The Partnership refers you to those discussions and information included in subsequent filings it makes with the SEC for further information. All forward-looking statements included in this press release are expressly qualified in their entirely by such cautionary statements. The Partnership does not have any intention or obligation to update any forward-looking statement whether as a result of new information or future events, after the date of this press release except as required by applicable law.

For Additional Information

Investor Relations: Randy Hulen Vice President, Investor Relations 219-647-5688 rghulen@nisource.com	Media Relations: Mike Banas Communication Manager 219-647-5581 mbanas@nisource.com

Schedule 1

	Columbia Pipeline Partners LP Predecessor Historical

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(in millions, except operating data)
Statement of Operations Data:
Total Operating Revenues	$340.4	$321.8	$1,346.9	$1,179.4
Operating Expenses:
Operation and maintenance	153.6	140.4	630.7	507.1
Operation and maintenance—affiliated	33.3	35.7	122.9	118.1
Depreciation and amortization	30.9	28.0	118.6	106.9
Gain on sale of assets	(13.7)	(7.3)	(34.5)	(18.6)
Property and other taxes	16.8	15.6	67.1	62.2

Total Operating Expenses	$220.9	$212.4	$904.8	$775.7
Equity Earnings in Unconsolidated Affiliates	13.7	10.3	46.6	35.9

Operating Income	$133.2	$119.7	$488.7	$439.6
Other Income (Deductions)
Interest expense—affiliated	(22.9)	(10.3)	(62.0)	(37.9)
Other, net	0.8	2.3	8.8	17.6
Income taxes	46.7	40.0	166.4	152.4

Net Income	$64.4	$71.7	$269.1	$266.9

Balance Sheet Data (at period end):
Total assets	$8,107.5	$7,261.8	$8,107.5	$7,261.8
Net property, plant and equipment	4,960.2	4,303.4	4,960.2	4,303.4
Long-term debt-affiliated, excluding amounts due within one year	1,472.8	819.8	1,472.8	819.8
Total liabilities	3,936.2	3,361.9	3,936.2	3,361.9
Total partners’ net equity	4,171.3	3,899.9	4,171.3	3,899.9
Statement of Cash Flow Data:
Net cash from (used for):
Operating activities	$121.5	$137.5	$568.1	$454.0
Investing activities	(245.9)	(269.8)	(864.5)	(797.4)
Financing activities	124.5	132.5	296.6	343.1
Other Data:
Adjusted EBITDA	$160.6	$150.5	$598.5	$542.7
Maintenance capital expenditures	53.3	52.4	143.4	132.7
Expansion capital expenditures	164.2	188.6	700.5	664.8
Operating Data:
Contracted firm capacity (MMDth/d)	13.2	12.9	13.2	12.9
Throughput (MMDth)	508.9	505.2	2,006.1	1,997.3
Natural gas storage capacity (MMDth)	287	287	287	287

Schedule 1 – Reconciliation of Adjusted EBITDA to GAAP Measures

	Columbia Pipeline Partners LP Predecessor Historical
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(in millions)
Net Income	$64.4	$71.7	$269.1	$266.9
Add:
Interest expense—affiliated	22.9	10.3	62.0	37.9
Income taxes	46.7	40.0	166.4	152.4
Depreciation and amortization	30.9	28.0	118.6	106.9
Distributions of earnings received from equity investees	10.2	13.1	37.8	32.1
Less:
Other, net	0.8	2.3	8.8	17.6
Equity earnings in unconsolidated affiliates	13.7	10.3	46.6	35.9

Adjusted EBITDA	$160.6	$150.5	$598.5	$542.7

	Columbia Pipeline Partners LP Predecessor Historical
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(in millions)
Net Cash Flows from Operating Activities	$121.5	$137.5	$568.1	$454.0
Interest expense—affiliated	22.9	10.3	62.0	37.9
Current taxes	(23.1)	11.8	27.1	(27.5)
Other adjustments to operating cash flows	14.5	8.5	28.8	6.1
Changes in assets and liabilities	24.8	(17.6)	(87.5)	72.2

Adjusted EBITDA	$160.6	$150.5	$598.5	$542.7